UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2021 (April 5, 2021)

XAI Octagon Floating Rate & Alternative Income Term Trust

(Exact name of registrant as specified in its charter)

Delaware	811-23247	82-235867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 North Clark Street, Suite 2430, Chicago, Illinois		60654
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code (312) 374-6930

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	XFLT	New York Stock Exchange
6.50% Series 2026 Term Preferred Shares (Liquidation Preference $25.00)	XFLTPRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

As previously reported on a Current Report on Form 8-K of XAI Octagon Floating Rate & Alternative Income Term Trust (NYSE: XFLT) (the “Trust”), pursuant to an underwriting agreement, dated March 23, 2021 (the “Underwriting Agreement”), by and among the Trust, XA Investments LLC, Octagon Credit Investors, LLC, and Ladenburg Thalmann & Co. Inc. (the “Representative”), as representative of the underwriters named in Schedule A thereto, the Trust issued 1,040,000 of the Trust’s 6.50% Series 2026 Term Preferred Shares, par value $0.01 per share (the “Preferred Shares”) at a price to the public of $25.00 per Common Share. In addition, the Trust granted the underwriters a 30-day option to purchase up to 156,000 additional Preferred Shares to cover over-allotments, if any.

On April 5, 2021, the Representative exercised the over-allotment option in full and purchased an additional 156,000 Preferred Shares. The exercise of the over-allotment option closed on April 7, 2021, resulting in net proceeds (before expenses) to the Trust of approximately $3.8 million.

The information disclosed under this Item 8.01 shall be deemed to be “filed” and not “furnished” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and shall be deemed incorporated by reference into any filing made under the Securities Act of 1933 or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

Date: April 8, 2021	By:	/s/ Benjamin D. McCulloch
	Name:	Benjamin D. McCulloch
	Title:	Secretary and Chief Legal Officer